UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10 /A-1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

WAY COOL IMPORTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-3925307
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5555 North Star Ridge Way	83669
(Address of principal executive officer)	(Zip Code)

Registrant’s telephone number, including area code: 208-283-1542

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12B-2 of the Exchange Act. (Check one):

Large accelerated filer	.	Accelerated filer	.

Non-accelerated filer	.	Smaller reporting company	X .

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Business.

Way Cool Imports, Inc. (“the Company”) was originally incorporated in the State of Nevada on December 1, 2005 for the purpose of engaging in the business of importing goods from foreign countries for sale in the United States.    Prior to December 29, 2009, the Company engaged in the business of importing antiques and home and garden furnishings and accessories.  Products were then sold on a wholesale basis to RDG Imports, Inc., dba Way Cool Dirt Cheap, an S Corporation under common management with the Company. The Company did not get paid for all sales to RDG Imports, Inc. and the Company is unlikely to receive any payment from RDG.   The Company ceased operations in December 2009.  Effective January 1, 2010, the Company entered the development stage and is seeking to enter into a reverse acquisition with an existing business or otherwise acquire an operating entity.  The Company has not yet identified any potential merger or acquisition candidates.

On December 29, 2009, the Company sold 45,000,000 shares of its common stock in exchange for $40,000, along with a note due in 30 days for $5,000, to Cornelius Hofman who then became the controlling shareholder of the Company owning 84.11% of the Company’s currently issued and outstanding common stock.

Since ceasing its operations at December 29, 2009, the Company has focused its efforts on seeking a business opportunity.  The Company will attempt to locate and negotiate with a business entity for the merger of that target company into the Company. In certain instances, a target company may wish to become a subsidiary of the Company or may wish to contribute assets to the Company rather than merge. No assurances can be given that the Company will be successful in locating or negotiating with any target company. The Company will provide a method for a foreign or domestic private company to become a reporting (“public”) company whose securities are qualified for trading in the United States secondary market.

We anticipate that merging with or acquiring a business opportunity will provide value to the Company and thus, to our shareholders.  We currently have no business operations or assets and our stock is thinly traded.  We believe that by merging with or acquiring a business opportunity the value of the Company should increase.  The terms and conditions of any merger or acquisition transaction can be varied.  Until we find such opportunity, we cannot state how the transaction will be structured.  We anticipate that Way Cool Imports would issue shares to the target company making the target company’s shareholders the majority shareholders of Way Cool.  It is possible that some Way Cool shareholders will sell some or all of their shares in a private transaction in connection with the merger or acquisition.  However, until a target is identified and a definitive agreement entered, it is impossible to state what the terms of the transaction might be.

The Company is now located at 5555 North Star Ridge Way, Star, Idaho 83669.

Our auditors have expressed substantial doubt over our ability to continue as a going concern.  The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained net operating losses in two of the past three years. These factors raise substantial doubt about the ability of the Company to continue as a going concern.

PERCEIVED BENEFITS

The Company believes t here are certain perceived benefits to being a reporting company with a class of publicly-traded securities. These perceived benefits are thought to include the following:

* the ability to use registered securities to make acquisitions of assets or businesses;

* increased visibility in the financial community;

* the facilitation of borrowing from financial institutions;

* improved trading efficiency;

* shareholder liquidity;

* greater ease in subsequently raising capital;

* compensation of key employees through stock options;

* enhanced corporate image;

* a presence in the United States capital market

PERCEIVED DISADVANTAGES

In seeking a business opportunity, the Company realizes potential targets may recognize disadvantages of being a reporting company such as:

•

Increased expense and costs of audits and periodic reporting requirements

•

Increased expense and costs of maintaining compliance with SEC requirements and market quotation services

•

Need for experienced and independent directors

•

Increased controls over financial reporting and disclosure

Such disadvantages may discourage a potential acquisition target from entering a business transaction with the Company.

POTENTIAL TARGET COMPANIES

A business entity, if any, which may be interested in a business combination with the Company may include the following:

* a company for which a primary purpose of becoming public is the use of its securities for the acquisition of assets or businesses;

* a company which is unable to find an underwriter of its securities or is unable to find an underwriter of securities on terms acceptable to it;

* a company which wishes to become public with less dilution of its common stock than would occur upon an underwriting;

* a company which believes that it will be able to obtain investment capital on more favorable terms after it has become public;

* a foreign company which may wish an initial entry into the United States securities market;

* a special situation company, such as a company seeking a public market to satisfy redemption requirements under a qualified Employee Stock Option Plan;

* a company seeking one or more of the other perceived benefits of becoming a public company.

It is possible that a potential business opportunity may not be beneficial or desirable for our shareholders.  A potential target may not be able to find an underwriter because the business opportunity is too risky, the target does not have significant operations, the target has limited history of operations or many other reasons.  As a part of due diligence investigation of any potential target, Mr. Hofman will assess the desirability of any identified target with regard to the risks it may present.

A business combination with a target company will normally involve the transfer to the target company of the majority of the issued and outstanding common stock of the Company, and the substitution by the target company of its own management and board of directors. No assurances can be given that the Company will be able to enter into a business combination, as to the terms of a business combination, or as to the nature of the target company.

The Company is seeking to acquire assets or shares of an entity actively engaged in business which generates revenues. The Company has no particular acquisitions in mind and has not entered into any negotiations regarding such acquisition. Mr. Hofman, the Company’s sole officer and director has not engaged in any substantive contact or discussions with any representative of any other company regarding the possibility of an acquisition or merger between the Company and such other company as of the date of this registration statement.  Mr. Hofman intends to obtain certain assurances of value of the target entity's assets prior to consummating such a transaction.  Mr. Hofman will use his substantial business associations in seeking a target candidate.

The Company does not anticipate engaging any professional firms or other individuals that specialize in business acquisitions but will rely upon Mr. Hofman’s business contacts and relationships in seeking a suitable acquisition.

As part of our investigation of business opportunities, Mr. Hofman may meet personally with management and key personnel of the firm sponsoring the business opportunity.  Mr. Hofman may visit and inspect material facilities, obtain independent analysis or verification of certain information provided, check references of management and key personnel, and conduct other reasonable measures.

We will generally ask to be provided with written materials regarding the business opportunity.  These materials may include the following:

•

descriptions of product, service and company history; management resumes;

•

financial information;

•

available projections with related assumptions upon which they are based;

•

an explanation of proprietary products and services;

•

evidence of existing patents, trademarks or service marks or rights thereto;

•

present and proposed forms of compensation to management;

•

a description of transactions between the prospective entity and its affiliates;

•

relevant analysis of risks and competitive conditions;

•

a financial plan of operation and estimated capital requirements;

•

and other information deemed relevant.

We believe an acquisition or merger with the Company may be an appealing avenue for a private company seeking to enter the public company sector because the Company has a trading symbol and is quoted on the Over The Counter Bulletin Board.  Any private company can file their own registration statement with the Securities and Exchange Commission in order to become a public company.  Once a registration statement is declared effective, the registrant must then provide certain information through a market maker for application for a trading symbol.  Both the registration statement process and application for a trading symbol can be lengthy and expensive.  Often, a private company will opt to merge with or be acquired by a company that is already public and has a trading symbol in order to reduce the time and expense required to go public on their own.

Any private company that enters a merger or acquisition transaction with the Company must provide all the information required by the Securities and Exchange Commission in a Form 10 registration statement, including audited financial statements, which will be filed with the Securities and Exchange Commission in a Form 8-K Current Report within four days of closing the transaction.  The private company will incur significant expense in providing the required information.

If the Company enters a transaction with a private company, it will first liquidate the assets and pay off the liabilities so the private company will not receive any benefit of assets currently held by the Company.

The Company will not seek shareholder approval for any merger, acquisition or similar reorganization.  Shareholder approval for this type of business opportunity is not required under Nevada law nor is it required by the Company’s Articles of Incorporation. Shareholder approval will be required if the transaction requires a name change, change in capital structure of the Company, stock splits or any other action that requires Shareholder approval under Nevada law or our Articles of Incorporation.  In the event Shareholder approval is required for actions other than a business opportunity, the Company will prepare, file with the SEC and mail to Shareholders the appropriate 14C Information Statement and Proxy if required.

Mr. Hofman has been involved with other public companies that entered merger or acquisition transactions.  The following table provides information on these transactions.  Mr. Hofman has never been involved with a blank check offering, rather he has been involved in development stage companies that ultimately became dormant or shell companies seeking a new business opportunity.

Company	Date and Type of Registration	Dates of Involvement by Mr. Hofman	Public Reporting Status	Merger or Acquisition	Transaction and Consideration
Litigation Economics, Inc.	11-13-96 SB-2	11-13-96 to 3-2-98	Current	3-27-98 with Empire Communications Corp.

Mr. Hofman returned 100% of his stock of Litigation Economics, Inc. and paid $10,000 cash in exchange for 100% of GEC, Inc. which was subsidiary of Litigation Economics, Inc.  The transaction was valued at $130,000.

Cach Foods, Inc.	5-23-01 SB-2	5-21-01 to 5-1-03	Current	5-19-2003 with US Wireless, Online, Inc.	Mr. Hofman cancelled 3,820,000 post split shares of Cach Foods, Inc. and retained 500,000 shares in consideration of the transaction

Dendo Global Corp.	10-29-99 Form 10-SB	10-29-99 to 3-30-2004	Withdrawn 4-16-07	None

The sale of new shares by the Company effected a change in control.  Mr. Hofman retained 12,500,000 post forward split shares, resigned as an officer/director of the Company and became a minority shareholder.  Mr. Hofman was not involved in any merger or acquisition transaction with this entity.

Rub Music Enterprises, Inc.	12-18-07 Form 10-SB	12-06 to 9-25-09	Current	9-25-09 Sanuwave Health, Inc.	Mr. Hofman sold 32,000,000 shares of Rub Music for $32,000 and retained 10,000 shares of restricted stock.

The Company is voluntarily filing this Registration Statement with the Securities and Exchange Commission and is under no obligation to do so under the Securities Exchange Act of 1934. Because we are a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Section, 100 F Street, NL Room 1580, Washington, DC 20549. The SEC also maintains a Web site ( http://www.sec.gov ) that contains reports, proxy and information statements and other information that public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330.

Item 1A. Risk Factors.

The Company's business is subject to numerous risk factors, all of which can reduce shareholder value in the Company, including the following:

The Company will continue to sustain operating expenses without corresponding revenues, at least until the consummation of a business combination.   The Company has had very limited operating history and no revenues or earnings from operations since it ceased operations. The Company has no significant assets or financial resources. This will result in the Company incurring a net operating loss which will increase continuously until the Company can consummate a business combination with a target company. The Company will also continue to incur expenses relating to be a reporting company with the Securities and Exchange Commission.  These expenses include ongoing accounting, auditing, legal and filing fees.  Continued operating losses will reduce shareholder value in our stock.  There is no assurance that the Company can identify a target company and consummate such a business combination.

Our proposed business plan is speculative in nature and the Company may not be successful in attracting a suitable acquisition candidate.  The success of the Company's proposed plan of operation will depend to a great extent on the operations, financial condition and management of the identified target company. While the Company will prefer business combinations with entities having established operating histories, there can be no assurance that the Company will be successful in locating candidates meeting such criteria. In the event the Company completes a business combination, of which there can be no assurance, the success of the Company's operations will be dependent upon management of the target company and numerous other factors beyond the Company's control.  If the Company is not successful in completing a business combination, investors may lose all of their investment in the Company.

The Company is and will continue to be an insignificant participant in the business of seeking mergers with and acquisitions of business entities. A large number of established and well-financed entities, including venture capital firms, are active in mergers and acquisitions of companies which maybe merger or acquisition target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than the Company and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete with numerous other small public companies in seeking merger or acquisition candidates.

The Company has no current arrangement, agreement or understanding with respect to engaging in a merger with or acquisition of a specific business entity. There can be no assurance that the Company will be successful in identifying and evaluating suitable business opportunities or in concluding a business combination. The Company has not identified any particular industry or specific business within an industry for evaluation by the Company. There is no assurance that the Company will be able to negotiate a business combination on terms favorable to the Company. The Company has not established a specific length of operating history or a specified level of earnings, assets, net worth or other criteria which it will require a target company to have achieved, or without which the Company would not consider a business combination with such business entity. Accordingly, the Company may enter into a business combination with a business entity having no significant operating history, losses, limited or no potential for immediate earnings, limited assets, negative net worth or other negative characteristics.

Mr. Hofman has limited time to devote to our business which will likely reduce opportunities to identify a suitable acquisition candidate.  While seeking a business combination, Mr. Hofman anticipates devoting approximately 10 to 20 hours per month to the business of the Company.   Because Mr. Hofman will not be pursuing potential target acquisition candidates on a full time basis, it is possible suitable opportunities will be missed.   There is no formal employment agreement with Mr. Hofman ..  The Company has not obtained key man life insurance on Mr. Hofman ..  The Company believes that a replacement for Mr. Hofman , if his services are terminated by either the Company or by him, is a likely scenario following the consummation of any merger or acquisition and therefore his departure would not adversely affect development of the Company's business and its likelihood of continuing operations.  Should Mr. Hofman terminate his services with the Company prior to any merger or acquisition, it may adversely affect the Company’s ability to obtain a business opportunity until a suitable replacement could be retained. To avoid conflicts of interest, the Company has adopted a policy that the Company will not seek a merger with, or make an acquisition of, any entity in which Mr. Hofman serves as an officer, director or partner, or in which his family members own or hold any ownership interest.

It is possible that Mr. Hofman will receive consideration in a transaction that is not offered or is different from that offered other shareholders which could create a conflict of interest.  Such a situation might arise if Mr. Hofman is paid for fees, services and/or his majority interest in the Company.  The Company is obligated to disclose any such arrangement.

Reporting requirements may delay or preclude an acquisition.  Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") requires companies subject thereto to provide certain information about significant acquisitions including  financial statements of such company that are audited by a certified public accounting firm registered with the Public Company Accounting Oversight Board. These financial statements would cover a period of one or two years, depending on the relative size of the acquisition. The time and additional costs that may be incurred by some target companies to prepare such financial statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by the Company. Acquisition prospects that do not have or are unable to obtain the required audited financial statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

The Company has neither conducted, nor have others made available to it, market research indicating that demand exists for the transactions contemplated by the Company. Even in the event demand exists for a merger or acquisition of the type contemplated by the Company, there is no assurance the Company will be successful in completing any such business combination.

The Company's proposed operations, even if successful, will in all likelihood result in the Company engaging in a business combination with only one business entity. Consequently, the Company's activities will be limited to those activities engaged in by the business entity which the Company merges with or acquires. The Company's inability to diversify its activities into a number of areas may subject the Company to economic fluctuations within a particular business or industry and therefore increase the risks associated with the Company's operations.

The potential for being classified an Investment Company may subject the Company to increased regulations.  Although the Company will be subject to regulation under the Exchange Act, the Company believes it will not be subject to regulation under the Investment Company Act of 1940, insofar as the Company will not be engaged in the business of investing or trading in securities. In the event the Company engages in business combinations which result in the Company holding passive investment interests in a number of entities, the Company could be subject to regulation under the Investment Company Act of 1940. In such event, the Company would be required to register as an investment company and could be expected to incur significant registration and compliance costs. The Company has obtained no formal determination from the Securities and Exchange Commission as to the status of the Company under the Investment Company Act of 1940 and, consequently, any violation of such Act could subject the Company to material adverse consequences.

A business combination involving the issuance of the Company's common stock will, in all likelihood, result in shareholders of a target company obtaining a controlling interest in the Company. Any such business combination may require that shares of the Company’s common stock held by its current officer to be sold or otherwise transferred to other individuals or entities, by him.   The proceeds of such sale or transfers will go to Mr. Hofman or his designees.   The resulting change in control of the Company will likely result in removal of the present officer and director of the Company and a corresponding reduction in or elimination of his participation in the future affairs of the Company.  Currently, the Company has no pending acquisitions, business combinations or mergers that it is considering.

The Company's primary plan of operation is based upon a business combination with a business entity which, in all likelihood, will result in the Company issuing securities to shareholders of such business entity. The issuance of previously authorized and unissued common stock of the Company would result in reduction in percentage of shares owned by the present shareholders of the Company and would most likely result in a change in control or management of the Company.

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination that the Company may undertake. Currently, such transactions may be structured so as to result in tax-free treatment to both the Company and any company that it acquires, pursuant to various federal and state tax provisions. The Company intends to structure any business combination so as to minimize the federal and state tax consequences to both the Company and the target company; however, there can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to the transaction.

The Company will request that any potential business opportunity provide audited financial statements which may delay or inhibit a potential transaction. One or more attractive business opportunities may choose to forego the possibility of a business combination with the Company rather than incur the expenses associated with preparing audited financial statements. In such case, the Company may choose to obtain certain assurances as to the target company's assets, liabilities, revenues and expenses prior to consummating a business combination, with further assurances that an audited financial statement would be provided after closing of such a transaction.  Closing documents relative thereto may include representations that the audited financial statements will not materially differ from the representations included in such closing documents.

Our stock will become subject to the Penny Stock rules, which impose significant restrictions on the Broker-Dealers and may affect the resale of our stock.   Our stock will become subject to Penny Stock trading rules, and investors will experience resale restrictions and a lack of liquidity. A penny stock is generally a stock that:

- is not listed on a national securities exchange or Nasdaq;

- is listed in "pink sheets" or on the NASD OTC Bulletin Board;

- has a price per share of less than $5.00; and

- is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including:

- determination of the purchaser's investment suitability;

- delivery of certain information and disclosures to the purchaser; and

- receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Due to the Penny Stock rules, many broker-dealers will not effect transactions in penny stocks except on an unsolicited basis.  When our common stock becomes subject to the penny stock trading rules,

- such rules may materially limit or restrict the ability to resell our common stock, and

- the liquidity typically associated with other publicly traded equity securities may not exist.

It is possible that a liquid market for our stock will never develop and you will not be able to sell your stock.  There is no assurance a market will be made in our stock.  If no market exists, you will not be able to sell your shares publicly, making your investment of little or no value.

Item 2. Financial Information.

The Company was in the business of importing goods from foreign countries for sale in the United States. During the period from inception until the end of 2009, the Company engaged in the business of importing antiques and home and garden furnishings and accessories.  Products were then sold on a wholesale basis to retailers.  The Company ceased operations in December 2009.  Effective January 1, 2010, the Company entered the development stage and is seeking to enter into a reverse acquisition with an existing business or otherwise acquire an operating entity.

We anticipate our expenses to be limited to accounting, auditing, legal and filing fees associated with continuing our reporting status with the Securities and Exchange Commission along with miscellaneous expenses related to our corporate existence.  We estimate our ongoing expenses to be $15,000 per year.  We do not have any commitments for capital expenditures nor do we anticipate entering any such commitments.  We received $40,000 from our recent sale of stock in December 2009 and $5,000 in January 2010 from promissory note proceeds related to the stock sale and believe this amount will be sufficient to cover our expenses for the next year.

The Company believes that its existing capital will be sufficient to meet the Company’s cash needs required for the costs of compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and for the costs of accomplishing its goal of completing a business combination, for at least another year. Accordingly, in the event the Company is able to complete a business combination during this period, it anticipates that its existing capital will be sufficient to allow it to accomplish the goal of completing a business combination. There is no assurance, however, that the available funds will ultimately prove to be adequate to allow it to complete a business combination, and once a business combination is completed, the Company’s needs for additional financing are likely to increase substantially.

The Company anticipates that until a business combination is completed with an acquisition candidate, it will not generate revenues, and may continue to operate at a loss after completing a business combination, depending upon the performance of the acquired business.

Should the Company require additional capital to pursue its plan of completing a business combination, we may sell common stock, take loans from officers, directors or shareholders or enter into debt financing agreements.  We have no agreements from any parties to provide capital on any terms.

For the Year Ended December 31, 2009

For the year ended December 31, 2009, the Company generated $176,082 in revenue from sales with cost of sales at $173,202 resulting in a gross profit of $2,880.  Total operating expenses were $180,834, interest expense was $4,289, loss from discontinued operations was $177,954, resulting in a net loss from discontinued operations of $182,243.

At December 31, 2009, the Company had $40,009 in cash with accounts receivable from a related party of $5,000 and prepaid expenses of $1,389 resulting in total current assets of $46,398.  Liabilities at December 31, 2009 included $24,295 in accounts payable and $1,249 in a note payable for total liabilities of $25,544.

For the Year Ended December 31, 2008

For the year ended December 31, 2008, the Company generated $286,065 in revenue from sales with cost of sales at $289,976 resulting in a gross loss of $3,911.  Total operating expenses were $26,730 with interest expense of $3,196 loss from discontinued operations of $30,641 and an income tax benefit of $1,808 resulting in a net loss from discontinued operations of $32,029.

At December 31, 2008, the Company had $10,637 in cash with accounts receivable from a related party of $151,696 and deposits on inventory of $4,905 resulting in total current assets of $167,238.  Liabilities at December 31, 2008 included $865 in accounts payable, $4,212 in income taxes payable and $66,474 in deferred compensation payable for total liabilities of $71,551.

On December 29, 2009, the Company issued a thirty day note receivable for $5,000 for the purchase of stock.  The note has since been repaid.

All of the Company's sales were to RDG Imports, Inc., dba Way Cool Dirt Cheap, an S Corporation under common management with the Company.  The sales have been made at an agreed-upon markup of 10%.  During 2008, the Company agreed to reimburse a portion of the freight expense paid by RDG Imports, increasing the Company's Cost of Goods Sold by $13,048 and $28,000 for the years ended December 31, 2009 and 2008, respectively.  As a result, the Company's Gross Margin was below 10% for these periods.  At December 31, 2008, accounts receivable from RDG Imports, Inc. totaled $156,796.  In December 2009 the Company converted the accounts receivable into a note.  As of December 31, 2009 the note receivable from RDG Imports, Inc. was $142,415.  The Company has a 100% allowance for doubtful accounts for this note.

Included in the labor expense are amounts for services rendered by a shareholder and his wife, estimated $21,600 for the years ended December 31, 2009 and 2008, respectively.  The Company has deferred payment of and recorded a liability for services of $92,350 and $66,474 rendered during the years ended December 31, 2009 and 2008, respectively.   Imputed interest at a rate of 8.0% has been recorded on these balances once they age in excess of one year.  On December 29, 2009, shareholder and his wife resigned from their duties.  As such, these amounts were reclassified as a contribution of equity as December 31, 2009.

Item 3. Properties.

The Company has no properties and at this time has no agreements to acquire any properties. The Company currently uses the home office of Mr. Hofman at no cost to the Company.  Mr. Hofman has agreed to continue this arrangement through the term of his association as an officer of the Company.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of April 30 , 2010, the name and the number of shares of the Company’s  common stock, par value, $0.001 per share, held of record or beneficially by each person who held of record, or was known by the Company  to own beneficially, more than 5% of the 53,500,000 issued and outstanding shares of the Company’s common stock, and the name and shareholdings of each director and of all officers and directors as a group.

	Name and Address of	Amount and Nature of
Title of Class	Beneficial Owner	Beneficial Ownership	Percentage of Class

Common	Cornelius Hofman	45,000,000	84.11%
	5555 North Star Ridge Way
	Star, Idaho 83669

Total Officers and Directors As a Group (1 Person)		45,000,000	84.11%

(1)

Officer and/or director.

There are no contracts or other arrangements that could result in a change of control of the Company.

There are no outstanding securities of any kind that can be acquired by a beneficial owner within the next 60 days.

Item 5.  Directors and Executive Officers.

The following table sets forth as of April 30 , 2010, the name, age, and position of each executive officer and director and the term of office of each director of the Corporation.

Name	Age	Position	Director or Officer Since

Cornelius Hofman	43	President, Treasurer, Secretary and Director	December 2009

All directors hold their positions for one year or until their successors are elected and qualified. Set forth below is certain biographical information regarding the Company’s executive officer and director:

Cornelius Hofman. Since 1995, Mr. Hofman has been the owner of The GEC Group providing business valuations, lost profit assessments, lost wage assessments, and other litigation support services.  He is a graduate of Cornell University and holds a Master Degree from the University of Pennsylvania along with an MBA degree in Economics and Finance from the University of Chicago.  He is the author of numerous publications and lecturer on topics related to economics.

Mr. Hofman has been involved in the following public reporting companies.

Company	Positions	Dates
Litigation Economics, Inc.	Officer/Director/Shareholder	11-13-96 to 3-2-98

Cach Foods, Inc.	Officer/Director/Shareholder	5-21-01 to 5-1-03

Dendo Global Corp.	Officer/Director/Shareholder	10-29-99 to 3-30-2004

Rub Music Enterprises, Inc.	Officer/Director/Shareholder	12-06 to 9-25-09

To the knowledge of the Company , during the past five years, no present or former directors, executive officer or person nominated to become a director or an executive officer of the Company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations or other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) engaging in any type of business practice; or

(iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity.

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal Commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Item 6. Executive Compensation.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (4)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)

Cornelius Hofman, President (since 12/29/09)	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Randal S. Graham, President	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
and Treasurer	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Richard S. Graham, Secretary	2009	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2008	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

The Company has deferred payment of and recorded a liability for services of $92,350 and $66,474 rendered during the years ended December 31, 2009 and 2008, respectively.   Imputed interest at a rate of 8.0% has been recorded on these balances once they age in excess of one year.  On December 29, 2009, shareholder and his wife resigned from their duties.  As such, these amounts were reclassified as a contribution of equity as December 31, 2009.

Our current sole officer and director will not receive compensation. Our current officer and director is reimbursed for expenses incurred on our behalf.  Our current officer and director will not receive any finder’s fee as a result of his efforts to implement the business plan outlined herein.  However, our current officer and director anticipates receiving benefits as a result of his ownership of our common stock.

We have not adopted any retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of our officers, directors, or employees.

Compensation of Directors

We do not intend to compensate our director other than to reimburse any expenses incurred on our behalf.

Employment Contracts and Termination of Employment and Change in Control Arrangement

None.

Item 7. Certain Relationships and Related Transactions.

We utilize office space provided by our President at no cost to the Company.

On December 29, 2009, the Company sold 45,000,000 shares of its common stock in exchange for $40,000 and a 30 day promissory note for $5,000 to Cornelius Hofman who then became the controlling shareholder of the Company owning 84.11% of the Company’s currently issued and outstanding common stock.  The promissory note has been paid.

All of the Company’s sales were to RDG Imports, Inc., dba Way Cool Dirt Cheap, an S Corporation under common management with the Company at the time of the transactions.  Sales were made at an agreed-upon markup of 10%.  During 2008 and 2009, the Company agreed to reimburse a portion of the freight expense paid by RDG Imports.

Item 8. Legal Proceedings.

There is no litigation pending or threatened by or against the Company.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

MARKET PRICE

There is no trading market for the Company's Common Stock at present and there has been no trading market for numerous years. There is no assurance that a trading market will ever develop or, if such a market does develop, that it will continue. The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii)make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In order to qualify for listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $4,000,000 or market capitalization of $50,000,000 or net income for two of the last three years of $750,000; (ii) public float of 1,000,000 shares with a market value of $5,000,000; (iii) a bid price of $4.00; (iv) three market makers; (v) 300 shareholders and (vi) an operating history of one year or, if less than one year, $50,000,000 in market capitalization. For continued listing on the Nasdaq Small Cap Market, a company must have at least (i) net tangible assets of $2,000,000 or market capitalization of $35,000,000 or net income for two of the last three years of $500,000; (ii) a public float of 500,000 shares with a market value of $1,000,000; (iii) a bid price of $1.00; (iv) two market makers; and (v) 300 shareholders.

If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or offer quotations and to sponsor the company for listing on the Bulletin Board. If the Company is unable initially to satisfy the requirements for quotation on the Nasdaq SmallCap Market or becomes unable to satisfy the requirements for continued quotation thereon, and trading, if any, is conducted in the OTC market, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities.

HOLDERS

There are approximately 41 holders of the Company's Common Stock.

DIVIDENDS

The Company has not paid any dividends to date, and has no plans to do so in the immediate future.

Item 10. Recent Sales of Unregistered Securities.

In December 2009, the Company sold 45,000,000 shares of restricted common stock for $40,000 cash and a thirty day promissory note in the amount of $5,000 to an accredited investor, Mr. Cornelius Hofman.  The note has since been paid.  The shares were sold in a private transaction, to a single investor, not involving any public offering without registration and pursuant to an exemption under Regulation D, Rule 506 and Section 4(2) of the Securities Act of 1933, as amended.  No brokers or commissions were paid on the transaction.

Item 11. Description of Registrant’s Securities to be Registered.

COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value.   As of the date of this registration statement, there are 53,500,000 shares of common stock issued and outstanding.  We have approximately 41 shareholders.

The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders.  In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any.  Holders of common stock have no cumulative voting rights and the holders of a majority of the outstanding shares have the ability to elect all of the directors.  Holders of common stock have no preemptive or other rights to subscribe for shares.  Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available for dividends.  The outstanding common stock is, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of preferred stock, $0.001 par value.  As of the date of this registration statement, there are no preferred shares issued and outstanding.

DIVIDENDS

Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

TRADING OF SECURITIES IN SECONDARY MARKET

The National Securities Market Improvement Act of 1996 limited the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of 1933, as amended (the “Securities Act”) of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. The Company will file such reports. As a result, sales of the Company's common stock in the secondary trading market by the holders thereof may be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker). If, after a merger or acquisition, the Company does not meet the qualifications for listing on the Nasdaq SmallCap Market, the Company's securities may be traded in the over-the-counter (“OTC”) market. The OTC market differs from national and regional stock exchanges in that it (1) is not sited in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. The Company may apply for listing on the NASD OTC Bulletin Board or may offer its securities in what are commonly referred to as the “pink sheets” of the National Quotation Bureau, Inc. To qualify for listing on the NASD OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company for listing on the Bulletin Board.

TRANSFER AGENT

Interwest Transfer Company, Inc., 1981 E. Murray Holiday Rd., Salt Lake City, UT, 84117, telephone 801-272-9294.

Item 12.

Indemnification of Directors and Officers.

Our Company’s charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages.  The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except:  (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company’s charter and bylaws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Nevada Revised Business Corporations Act and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The charter and bylaws provide that the Company will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company.  However, nothing in the Company’s charter or bylaws  protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.  To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 13. Financial Statements and Supplementary Data.

See Financial Statements beginning on Page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15. Financial Statements and Exhibits.

(a)

Audited financial statements for the years ended December 31, 2009 and 2008

(b)

Exhibits

Exhibit
Number	Title of Document	Location

3(i)	Articles of Incorporation	*

3(ii)	Bylaws	*

10.1	Hofman Subscription Agreement and Note	*

23.1	Auditor’s Consent	*

* Incorporated by reference to the Form 10 Registration Statement filed on March 23, 2010

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Way Cool Imports, Inc.

(Registrant)

Date: May 11, 2010

By: /s/ Cornelius Hofman

Cornelius Hofman

President, Chief Executive and Financial Officer,

and Director

WAY COOL IMPORTS, INC.

FINANCIAL STATEMENTS

WAY COOL IMPORTS, INC.

Index to Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Way Cool Imports, Inc.

Star, Idaho

We have audited the accompanying balance sheets of Way Cool Imports, Inc. as of December 31, 2009 and 2008, and the related statements of operations, stockholders' equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Way Cool Imports, Inc. as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses in two of the past three years. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

March 9, 2010

WAY COOL IMPORTS, INC.
BALANCE SHEETS
December 31, 2009 and 2008

	December 31, 2009	December 31, 2008
ASSETS
Current Assets
Cash	$40,009	$10,637
Prepaid Expenses	1,389	-
Note Receivable - Related Party (Allowance of
$142,415 and $0, respectively)	5,000	-
Assets of Discontinued Operations	-	156,601
Total Current Assets	46,398	167,238

Total Assets	$46,398	$167,238

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$24,295	$865
Note Payable	1,249	-
Total Current Liabilities	25,544	865

Long - Term Liabilities
Income Taxes Payable	-	4,212
Liabilities of Discontinued Operations	-	66,474
Total Long - Term Liabilities	-	70,686

Total Liabilities	25,544	71,551

Stockholders' Equity
Preferred Stock, $0.001 par value,
10,000,000 shares authorized.
No shares issued or outstanding	-	-
Common Stock, $0.001 par value,
100,000,000 shares authorized.
53,500,000 and 8,500,000 shares issued
and outstanding, respectively	53,500	8,500
Additional Paid in Capital	230,650	138,300
Accumulated Deficit	(263,296)	(51,113)
Total Stockholders' Equity	20,854	95,687

Total Liabilities and Stockholders' Equity	$46,398	$167,238

See accompanying notes to financial statements

WAY COOL IMPORTS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Sales - Related Party	$-	$-

Cost of Sales	-	-

Gross Profit (Loss)	-	-

Labor Expense	1,013	500
Professional Fees	32,396	2,833
General and Administrative Costs	694	250

Total Operating Expense	34,103	3,583

Income (Loss) From Operations	(34,103)	(3,583)

Interest Expense	49	-

Loss from Continuing Operations Before Income Taxes	(34,152)	(3,583)

Income Tax Benefits from Continuing Operations	(4,212)	(717)

Loss from Continuing Operations	(29,940)	(2,866)

Discontinued Operations
Loss from Discontinued Operations	(182,243)	(33,837)

Income Tax Benefits from Discontinued Operations	-	(1,808)

Loss from Discontinued Operations	(182,243)	(32,029)

Net Income (Loss)	$(212,183)	$(34,895)

Net Income (Loss) per Common Share - Basic and Diluted:
Net Income (Loss) from Continued Operations	$(0.00)	$(0.00)
Net Income (Loss) from Discontinued Operations	(0.02)	(0.00)

Total Net income (Loss) per Common Share - Basic and Diluted	$(0.02)	$(0.00)

Weighted Average Shares Outstanding - Basic
and Diluted	8,746,575	8,500,000

See accompanying notes to financial statements

WAY COOL IMPORTS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Cash Flows from Operating Activities:
Net Loss	$(212,183)	$(34,895)

Adjustments to reconcile net loss:
Allowance for Bad Debt	151,696	(5,100)
Provision for Income Tax	(4,212)	(2,525)
Contributed Services	25,876	-
Change in assets/liabilities:
Accounts Receivable	-	21,586
Inventory	-	10,000
Deposits on Inventory	4,905	(4,905)
Prepaid Expenses	(1,389)	-
Accrued Interest	49	-
Accounts Payable	23,430	673
Deferred Compensation	-	24,796

Net cash flows provided by (used in)
operating activities	(11,828)	9,630

Cash Flows from Investing Activities:	-	-

Cash Flows from Financing Activities:
Proceeds from sale of common stock	40,000	-
Proceeds from note payable	1,200	-

Net cash flows provided by financing activities	41,200	-

Net change in cash	29,372	9,630

Cash, beginning of period	10,637	1,007

Cash, end of period	$40,009	$10,637

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
For the Years Ended December 31, 2009 and 2008:
Reclassification of Accounts Receivable to Note Receivable	$156,796	$-
Note Receivable for Common Stock	$5,000	$-
Deferred Compensations Contributed to Capital	$66,474	$-

See accompanying notes to financial statements

WAY COOL IMPORTS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
DECEMBER 31, 2009 AND 2008

	Common Stock		Additional Paid in	Deficit
	Shares	Amount	Capital	Accumulated	Total
Balance at December 31, 2007	8,500,000	$8,500	$138,300	$(16,218)	$130,582

Net Income (Loss)	-	-	-	(34,895)	(34,895)

Balance at December 31, 2008	8,500,000	8,500	138,300	(51,113)	95,687

Issuance of Common Stock for Cash	40,000,000	40,000	-	-	40,000
Issuance of Common Stock for Note Receivable	5,000,000	5,000	-	-	5,000
Services Contributed by Owners	-	-	92,350	-	92,350
Net Income (Loss)	-	-	-	(212,183)	(212,183)

Balance at December 31, 2009	53,500,000	$53,500	$230,650	$(263,296)	$20,854

See accompanying notes to financial statements

WAY COOL IMPORTS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2009 AND 2008

Note 1 - Organization and Summary of Significant Accounting Policies

Organization

Way Cool Imports, Inc., (”the Company") was incorporated under the laws of the State of Nevada on December 1 , 2005. Prior to December 29, 2009, the Company imported goods from foreign countries for sale in the United States. The Company ceased operations in December 2009. See discontinued operations discussion in Note 2 below. Effective January 1, 2010, the Company entered the development stage.

Revenue Recognition

Revenue from sale of product is recognized when product has been delivered, the selling price is fixed or determinable, and collectability is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid debt investments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable

Trade receivables are carried at original invoiced amounts less an allowance for doubtful accounts. Accounts receivable are determined to be delinquent when the account has become 30 days past due. The allowance for doubtful accounts is calculated on a case by case basis. Management reviews accounts receivable at least quarterly to determine if the account should be allowed for.

Prepaid Expenses

Prepaid expenses consist of advance payments made to suppliers of merchandise inventory.

Inventory

Inventory consists of merchandise on hand held for resale. Inventory is stated at costs, using the first-in, first-out (FIFO) method, with costs including shipping and handling.

Advertising

All advertising costs are recorded as an expense when incurred. To date, the company has not incurred any advertising costs.

Earnings Per Common Share

The computation of basic earnings per common share is based on the weighted average number of shares outstanding during the period.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive. The Company has not granted any stock options or warrants since inception.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income taxes. Deferred income taxes are provided for items reported in different periods for income tax purposes than for financial reporting purposes.

Use of Estimates

Preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. If the underlying estimates and assumptions, upon which the financial statements are based, change in future periods, actual amounts may differ from those included in the accompanying Financial Statements.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained net operating losses in two of the past three years. These factors raise substantial doubt about the ability of the Company to continue as a going concern. In this regard management is proposing to raise any necessary additional funds not provided by operations through loans from the owners. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 - Discontinued Operations

In December 2009, management of the Company determined to cease operations due to the continued losses sustained by the Company. The Company plans to use its assets to pay off existing liabilities. Assets will remain in the Company for any future liabilities incurred. The Company did not recognize a gain or loss in connection with the discontinued operations.

A breakdown of the results of discontinued operations is provided below:

	2009	2008
Net Sales	$176,082	$286,065
Cost of Goods Sold	173,202	289,976

Gross Profit	2,880	(3,911)

Labor Expense	21,600	21,600
Bad Debt Expense	158,385	5,100
Professional Fees	-	-
General and Administrative Costs	849	30

Total Operation Expense	180,834	26,730

Loss from Discontinued Operations	(177,954)	(30,641)

Interest Expense	4,289	3,196

Loss Before Taxes	(182,243)	(33,837)

Income Tax Benefit	-	(1,808)

Net Loss of Discontinued Operations	$(182,243)	$(32,029)

Net Loss from Discontinued Operations per Common Share – Basic and Diluted	$(0.02)	$(0.00)

Weighted Average Shares Outstanding – Basic and Diluted	8,746,575	8,500,000

A breakdown of the discontinued assets and liabilities is provided below:

	December 31, 2009	December 31, 2008
Discontinued Assets
Accounts Receivable – Related party
(Allowance of $0 and $5,100, respectively)	$-	$151,696
Deposits on Inventory	-	4,905
Total Discontinued Assets	$-	$156,601

Discontinued Liabilities
Deferred Compensation Payable	$-	$66,474
Total Discontinued Liabilities	$-	$66,474

Note 3 - Related Party Transactions

All of the Company's sales were to RDG Imports, Inc., dba Way Cool Dirt Cheap, an S Corporation under common management with the Company.  The sales were made at an agreed-upon markup of 10%.  During 2008, the Company agreed to reimburse a portion of the freight expense paid by RDG Imports, increasing the Company's Cost of Goods Sold by $13,048 and $28,000 for the years ended December 31, 2009 and 2008, respectively.  As a result, the Company's Gross Margin was below 10% for these periods.  At December 31, 2008, accounts receivable from RDG Imports, Inc. totaled $156,796.  In December 2009 the Company converted the accounts receivable into a note as the operations of the Company ceased.  As of December 31, 2009 the note receivable from RDG Imports, Inc. was $142,415.  The note has an interest rate of 5.0%.  Interest is due on December 31, 2010, 2011 and 2012.  The principle balance of the note is due in full on December 31, 2012.  The Company determined that a 100% allowance for doubtful accounts was appropriate for this note, as the management of RDG Imports, Inc. is no longer the same management as Way Cool Imports, Inc. as of December 29, 2009.  The Company notes that RDG Imports, Inc. will have less incentive to pay the note when it becomes due now that management of the Companies is no longer the same.  Additionally, the Company is concerned that due to the long term nature of the note, RDG Imports, Inc. will either no longer be in existence, or will not have the funds available to pay the note when it becomes due.  The Company will record interest income when it is received because of the doubt associated with collectability.

Included in the labor expense are amounts for services rendered by a shareholder and his wife, estimated $21,600 for the years ended December 31, 2009 and 2008, respectively. The Company has deferred payment of and recorded a liability for services of $92,350 and $66,474 rendered during the years ended December 31, 2009 and 2008, respectively. Imputed interest at a rate of 8.0% has been recorded on these balances once they age in excess of one year. On December 29, 2009, shareholder and his wife resigned from their duties. As such, these amounts were reclassified as a contribution of equity as December 31, 2009.

On December 29, 2009 the Company issued a thirty day note receivable for $5,000 for the purchase of stock.

Note 4 - Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification Topic 740, Income Taxes ("Topic 740"), which requires the recognition of deferred tax liabilities and assets at currently enacted tax rates for the expected future tax consequences of events that have been included in the financial statements or tax returns. A valuation allowance is recognized to reduce the net deferred tax asset to an amount that is more likely than not to be realized.

Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company's financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

At the adoption date of January 1, 2007, the Company had no unrecognized tax benefit which would affect the effective tax rate if recognized.

The Company includes interest and penalties arising from the underpayment of income taxes in the consolidated statements of operations in the provision for income taxes. As of December 31, 2009, the Company had no accrued interest or penalties related to uncertain tax positions.

The Company files income tax returns in the U.S. federal jurisdiction and in the state of Utah. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2006.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net Deferred tax liabilities consist of the following components as of December 31, 2009 and 2008:

	2009	2008
Deferred tax assets:
NOL Carryover	$3,365	$-
Note Receivable Allowance	28,483	-
Deferred Compensation	-	13,295

Deferred tax liabilities:
None

Valuation allowance	(31,848)	(13,295)
Net deferred tax assets	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rate of 20% to pretax income from continuing operations for the years ended December 31, 2009 and 2008 due to the following:

	2009	2008

Book Loss from Continuing Operations	$(6,830)	$(717)
Valuation Allowance	2,618	-

Tax at Effective Rate	$(4,212)	$(717)

	2009	2008
Book Loss from Discontinuing Operations	$(36,449)	$(6,767)
Deferred Compensation	5,175	4,959
Note Receivable Allowance	28,483	-
Valuation Allowance	2,791	-
Tax at Effective Rate	$-	$(1,808)

At December 31, 2009 the Company had net operating loss carryforwards of approximately $16,800 that may be offset against future taxable income from the year 2010 through 2030.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

Note 5 - Capital Stock

The Company has authorized 10,000,000 shares of $0.001 par value preferred stock with such rights, preferences and designations and to be issued in such series as determined by the Board of Directors. No shares are issued and outstanding at December 31, 2009.

The Company has authorized 100,000,000 shares of $0.001 par value common stock. On December 29, 2009 the Company issued 45,000,000 shares of common stock for cash of $40,000 and a note receivable of $5,000 at $0.001 per share. This resulted in a change of control in the Company.

Note 6 – Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The carrying amount of cash, accounts receivable and accounts payable approximates fair value because of the short-term nature of these items.

Note 7 - Recently Issued Accounting Pronouncement

In June 2009 the FASB established the Accounting Standards Codification (“Codification” or “ASC”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) issued under authority of federal securities laws are also sources of GAAP for SEC registrants. Existing GAAP was not intended to be changed as a result of the Codification, and accordingly the change did not impact our financial statements. The ASC does change the way the guidance is organized and presented.

Statement of Financial Accounting Standards (“SFAS”) SFAS No. 165 (ASC Topic 855), “Subsequent Events”, ASC Topic 860, “Transfers and Servicing”, SFAS No. 167 (ASC Topic 810), “Amendments to FASB Interpretation No. 46(R)”, and SFAS No. 168 (ASC Topic 105), “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162” were recently issued. These have no current applicability to the Company or their effect on the financial statements would not have been significant.

Accounting Standards Update (“ASU”) ASU No. 2009-05 (ASC Topic 820), which amends Fair Value Measurements and Disclosures – Overall, ASU No. 2009-17 (Topic 810), Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, ASU No. 2009-16 (ASC Topic 860), Accounting for Transfers of Financial Assets, ASU No. 2009-13 (ASC Topic 605), Multiple-Deliverable Revenue Arrangements, ASU No. 2009-14 (ASC Topic 985), Certain Revenue Arrangements that include Software Elements, and various other ASU’s No. 2009-2 through ASU No. 2009-15 which contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued. These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

Note 8 - Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 9, 2010 and determined there were no events to disclose.